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                                                                    EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of American Skiing Company of our report dated December 22, 1995 relating to the combined financial statements of American Skiing Company and affiliates, which appears in such Prospectus. We also consent to the references to us under the headings "Experts", "Summary Historical and Pro Forma Financial Data" and "Selected Historical Financial Data" in such Prospectus. However, it should be noted that Berry, Dunn, McNeil & Parker has not prepared or certified such "Summary Historical and Pro Forma Financial Data" or "Selected Historical Financial Data of the Company."


                                          BERRY, DUNN, MCNEIL & PARKER


Portland, Maine
October 1, 1997